Exhibit 10.48

Summary of Compensation Arrangement between Agilent and Edward W. Barnholt

Effective March 1, 2005, Edward W. Barnholt stepped down from the positions of Chairman of the Board, President, and Chief Executive Officer of Agilent, and was named Chairman Emeritus. Mr. Barnholt is provided with the following compensation arrangement: (1) an annual base salary of $1,000,000; (2) a short-term target bonus of 130 percent of base salary; and (3) 102,000 shares available under the long-term performance program and a stock option grant for 160,000 shares. Mr. Barnholt’s employment is at-will.